UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2011

FULUCAI PRODUCTIONS LTD.
Exact name of registrant as specified in its charter

Nevada	000-54154	68-0680436
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3632 – 13 St SW, Calgary AB	T2T 3R1
(Address of principal executive offices)	(Zip Code)

(403) 689-3901
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1

REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On October 14, 2011,  Fulucai Productions Ltd.  (the “Company”) and its President, James Durward,  entered into a Royalty Agreement whereby the Company has acquired all rights (“Rights”) to the intellectual property known as “All the Wrong Reasons” as registered with the Writer’s Guild of America Registration Number 1533357  (the “Production”).  The Production is based on a feature-length movie script that was written by James Durward. The Company will be responsible for re-imbursement of production costs to date, which costs are estimated at approximately $2,000.00, as well as ongoing production expenses. Principle photography has commenced and ongoing production costs of this low budget feature are expected to be less than $10,000.00.  The Company maintains an in-house production facility and the completed product is expected to be delivered in mid-2012. Upon delivery of the completed product, the Company plans to submit the Production to a variety of film festivals world-wide in attempt to have it picked up for distribution. No such distribution arrangements exist at this time and the terms and conditions of any such a distribution deal, if reached, are unknown.

In return for the Rights, the Company has agreed to pay James Durward a 20% gross overriding royalty on any and all worldwide revenues generated by, or derived from, the Production.

SECTION 9

FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01(d)  Exhibits

Exhibit No.	Description
10.1	Royalty Agreement between the Company James Durward dated October 14, 2011	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FULUCAI PRODUCTIONS LTD.

Dated: October 18, 2011	By:	/s/ James Durward
	Name:	James Durward
`	Title:	Chief Executive Officer